                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)



                                   Three Months Ended       Six Months Ended
                                        June 30,                June 30,
                                 ----------------------  -----------------------

                                    1996        1995        1996       1995
                                 ----------  ----------  -----------  ----------
Net loss........................  $(6,659)    $(2,540)    $(13,526)    $(3,552)
                                 ==========  ==========  ===========  ==========

Weighted Average Number of Shares Outstanding

Weighted average common shares
   outstanding...................  17,528       9,274       13,476       9,305

Weighted average shares to
   reflect common stock options
   issued after March 31, 1995,
   pursuant to the treasury stock
   method........................   2,068       3,619        2,844       3,619

Weighted average shares to
   reflect the conversion of
   Series A, B and C Preferred
   Stock.........................   7,678      13,437       10,557      13,437
                                 ----------  ----------  -----------  ----------

Pro forma weighted average
   number of common and common
   equivalent shares
   outstanding...................  27,274      26,330       26,877      26,361
                                 ==========  ==========  ===========  ==========

Pro forma net loss per common
   and common equivalent
   share......................... $ (0.24)    $ (0.10)    $  (0.50)    $ (0.13)
                                 ==========  ==========  ===========  ==========